August 13, 2021

Dear Member,

The nomination period for the 2021 Federal Home Loan Bank of Des Moines (FHLB Des Moines) Director Election concluded on July 22, 2021. Based on Federal Housing Finance Agency (FHFA) designations for Bank directors, the states of Alaska, Hawaii and the U.S. territory of Guam, Missouri, South Dakota and Utah each had one member director seat to fill. In addition, one independent director seat will be filled through a district wide election. You will receive a ballot to vote for the one open seat in the independent director election.

This year, the state of Hawaii had only one eligible candidate who chose to stand for election; Mr. Russell J. Lau, Chairman and CEO, Finance Factors, Ltd, in Honolulu, HI. As the only eligible candidate in Hawaii, Mr. Lau is declared elected to the FHLB Des Moines board in accordance with FHFA regulations.

Mr. Lau has also served as president and CEO of Finance Enterprises, Ltd., the parent company of Finance Factors, since 2004. Further, in connection with his service with Financial Enterprises, Mr. Lau holds the position of chair and CEO of Finance Insurance, Ltd., a Hawaiian independent insurance agency. He previously served three terms as an FHLB director, with his most recent term expiring in 2017. In accordance with FHFA regulations, Mr. Lau is eligible to begin serving his next term as an FHLB Des Moines director on January 1, 2022.

The FHLB Des Moines board of directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.

If you have any questions about the election process, please contact Dara Queck, SVP/Chief Bank Operations Officer at dqueck@fhlbdm.com or 515.412.2336.

Sincerely,

Dara J. Queck
SVP/Chief Bank Operations Officer
Federal Home Loan Bank of Des Moines